**MEMORANDUM OF UNDERSTANDING**
**BY AND BETWEEN**
**GLOBAL EARTH ENERGY, INC.**
**AND**
**LB TIM CO. LTD.**

This Memorandum of Understanding (hereinafter "MOU") is entered into on 25th day of January, 2011 by and between Global Earth Energy, Inc., with offices at 1213 Culberth Drive, Wilmington, North Carolina 28405, USA (hereinafter "GEE" or "Seller"), and LB Tim Co., Ltd., 5th Floor, 603-7 Yeoksam-dong, Gangnam-gu, Seoul, South Korea (hereinafter "LBT" or "Buyer"). GEE and LBT are collectively described as "Parties" hereinafter.

This MOU states basic understandings between Parties that LBT purchases the preferred shares of GEE, Cash/asset-backed, unencumbered, clean, cleared, of non-criminal origin, irrevocable restricted shares, transferable after restriction is lifted, unconditional issued by GEE.

NOW THEREFORE, in consideration of mutual understandings herein contained, Parties agree as follows:

**Article 1 – Purchase of Preferred Shares of GEE**

1.1 LBT's Intent of Purchase of Preferred Shares of GEE. Seung Joon Lim, being President and CEO, and Authorized Signatory of LBT, established and existing under the laws of South Korea, hereby confirm, with full authority and legal responsibility under penalty of perjury, that we are ready, willing and able to purchase certain unsubordinated Preferred Share issued by GEE with good, clean, cleared, unencumbered, legitimately obtained United States Dollars funds of non-criminal origin, under the following terms, conditions and procedures. Normal non-circumvention, non-disclosure and other such ethical standards shall apply.

1.2 Instrument. Preferred shares of GEE, Cash/asset-backed, unencumbered, clean, cleared, of non-criminal origin, irrevocable restricted shares, transferable after restriction is lifted, unconditional issued by GEE

1.3 Denomination of Preferred Shares. $100,000/Share

1.4 Interest Rate. 15% Per Annum, paid annually

1.5 Contract Amount. One Hundred Million USD ($100,000,000) that is 1,000 Shares.

1.6 Purchase and Delivery Mode. Seller is listed on the OTCBB with call letters GLER. Also listed on the Frankfort Deutche Borse and the Berlin Stock Exchange with call letters M3N3. Seller will also begin to prepare all documentation for listing on the AMEX exchange within 72 hours of execution of this agreement. Concurrent physical delivery and wire transfer can be made through the OTCBB once registration is completed. Wire transfer to be made FBO GEE. Upon purchase of the shares on any of the above electronic transfer services, instruments will also be moved to Buyer's account.

1.7 Screen. OTCBB or AMEX preferred stock transfer mechanism as LBT and GEE agrees

**Article 2 - Term and Termination**

2.1 Term. This MOU is in effect until the Agreement is exchanged. If Parties fail to reach agreement for the terms and conditions for the Agreement, this MOU will be automatically renewed one more time.

2.2 Termination. In the event either party commits any material breach of this MOU and such breach is not corrected by breaching party within fifteen (15) days after a written notice from complaining party, the complaining party may terminate this MOU with a written notice to the breaching party.

**Article 3 - Arbitration**

3.1 Arbitration. Any dispute, arising under or by virtue of the MOU or any difference of opinions between the parties hereto, concerning their rights and obligations shall be finally resolved by arbitration. Such arbitration proceedings shall be held in North Carolina, United States, under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. The decision of the arbitration proceedings shall be final and binding to both parties.

**Article 4 - Governing Law**

4.1 Governing Law. This MOU shall be governed by and construed with the laws of North Carolina, United States.

**Article 5 - Waiver**

5.1 Waiver. The failure or delay of either party to exercise any right under this MOU may not be construed as a waiver of that right, and no waiver of terms and conditions of MOU shall be valid or binding to either party unless otherwise set forth in writing signed by the waiving party.

**Article 6 - Language**

6.1 Language. All the communications, documents and reports related to Agreement shall be made and provided in English. If such documents are written in any other language, each party shall provide English version of the documents.

**Article 7 - No Assignment**

7.1 No Assignment. This MOU shall not be subject to assignment by either party without the prior written consent of the other party. In the event that either party assigns, without the prior written consent of the other party, the MOU, the other party shall have been right to terminate the MOU.

**Article 8 - Severability**

8.1 Severability. In the event that any provision of MOU is held to be unenforceable in any respect, such unenforceability shall not affect the effectiveness of any other provision of MOU.

**Article 9 - Entire Agreement**

9.1 Entire Agreement. This MOU constitutes the entire agreement between Parties hereto in relation to the subject matters hereof and supersedes and cancels all the previous agreements, negotiations, commitments and warranties thereto. Any amendment of MOU shall be made in writing with the signatures of duly authorized officers or representatives of each party hereto.

IN WITNESS HEREOF, the parties have caused MOU to be executed by their authorized representatives on the days specified below respectively.

| ACCEPTED BY SELLER<br>("Global Earth Energy, Inc.") | ACCEPTED BY BUYER<br>("LB Tim Co., Ltd.") |
|---|---|
| Name: Sydney Harland<br>Title: President<br>For: Global Earth Energy, Inc.<br>Date: January 25, 2011 | Name: Seung Joon Lim<br>Title: President<br>For: LB Tim Co., Ltd.<br>Date: January 25, 2011 |